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                                                                    EXHIBIT 10.5

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), made as of April 30, 1997, by and between XPEDITE SYSTEMS, INC. (hereinafter "XSI"), a Delaware corporation with its principal offices at 446 Highway 35, Eatontown, NJ 07724, and ROY B. ANDERSEN, JR. (hereinafter "Executive"), an individual residing at 28 Club Way, Red Bank, NJ 07701.

     WHEREAS, XSI wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to provide such services to XSI for said period, and upon the other terms and conditions hereinafter provided; and

     WHEREAS, XSI and the Executive are parties to a certain Employment Agreement dated as of October 1, 1988 (the "Original Agreement"); and

     WHEREAS, the Board of Directors has concluded that it may pursue a sale of all or substantially all of the assets of XSI, or a liquidation or dissolution of XSI after which XSI's business is to be continued by a successor entity (the foregoing or any similar transaction, a "Sale"), and that it is in the best interests of XSI and its stockholders to provide incentives to Executive to continue with XSI prior to and after any such Sale;

     WHEREAS, upon the effectiveness of this Agreement, the Original Agreement shall cease to be of any other force or effect, provided, however, that XSI
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shall continue to have any and all obligations to the Executive under the
Original Agreement which existed as of the effective date of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. SERVICES PROVIDED. XSI agrees to utilize the services of Executive, and Executive agrees to provide such services, for the period stated in Paragraph 2 hereof and upon the other terms and conditions herein provided.

     2.  TERM AND DUTIES.

     (a) Term of Agreement. The term of this Agreement will commence April 30, 1997 (the "Commencement Date") and will continue through the date three (3) years after the Commencement Date. On each anniversary of the Commencement Date (each, an "Anniversary Date"), this Agreement will be renewed for a new three-year term commencing on such Anniversary Date unless either XSI or Executive notifies the other in writing, no later than ninety (90) days prior to the Anniversary Date, that it does not intend to renew this Agreement. If XSI notifies Executive that it does not intend to renew this Agreement, such notice will be considered an Event of Termination as defined in Paragraph 5 herein, and benefits will be payable to Executive as specified in Paragraph 5.
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     (b) Termination Prior to Expiration of the Term.  This Agreement may also be terminated prior to the end of the initial term or any renewal term hereof.

     (c) Duties. During the period of Executive's employment hereunder, Executive shall serve as (i) as long as XSI's business is conducted through XSI (or another legal entity), President and Chief Executive Officer of XSI (or as principal executive officer of such other legal entity), or (ii) if the business of XSI ceases to be conducted through a separate legal entity (i.e. XSI's
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business is conducted as a "division" of a legal entity), as the principal executive in charge in charge of the division through which XSI's business is conducted. Except for illness, absence, vacation periods, and reasonable leaves of absence, Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties in said office, and will use his best efforts to further XSI's business interests.

     3.  COMPENSATION AND REIMBURSEMENT OF EXPENSES.

     (a) Compensation. For all services rendered by Executive to XSI during the term of this Agreement, XSI shall pay Executive a base salary of $288,750 per year (the "Base Salary"); plus an annual bonus of up to $135,000 (the "Bonus Amount"), which Bonus Amount is subject to adjustment in any particular year as described below. The actual annual bonus payable in any particular year shall be determined by taking into account the overall composite performance of XSI during such year as compared to the goals for revenue, EBITDA and net income (the "Goals") set forth in XSI's budget with respect to such year./1/ In determining XSI's performance as compared to the Goals, (i) extraordinary expenses incurred in connection with a Sale or a recapitalization of XSI or other transaction pursuant to which XSI's outstanding debt is increased to $100 million or more and at least $60 million is distributed to XSI's shareholders (a "Recapitalization"), shall not be taken into account and (ii) the Goals for any particular year shall be amended as mutually agreed by Executive and the Company to take into account any Recapitalization, acquisition, merger or similar transaction which takes place during such year. If XSI achieves or exceeds the Goals for a particular year, the annual bonus payable to Executive shall be equal to the Bonus Amount with respect to such year. In the event XSI does not achieve the Goals for a particular year, the bonus payable for such year shall be calculated as follows: (i) the bonus shall be equal to the Bonus Amount with respect to such year reduced by five percent (5%) for each one percent (1%) shortfall in XSI's performance for such year as measured against the Goals, up to a five percent (5%) shortfall in such performance, and (ii) if the shortfall in performance exceeds five percent (5%), the bonus payable for such year shall be further reduced by fourteen and two-tenths percent (14.2%) of the Bonus Amount for each one percent (1%) shortfall in XSI's performance in excess of five percent (5%). For example, if XSI
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1       For example, if XSI achieves 103% of the revenue Goal, 102% of the
        EBITDA Goal and 94% of the net income Goal, the "overall composite" of XSI as compared to the Goals would be equal to:
        (103 + 102 + 94)/3 = 99.7%.

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achieved only ninety-four percent (94%) of the Goals for a particular year, the bonus for such year would be equal to the Bonus Amount with respect to such year, reduced by thirty-nine and two-tenths percent (39.2%). The Base Salary shall be paid in accordance with the Company's normal payroll practices. The annual bonus shall be payable at the end of each calendar year, in cash. The Base Salary shall increase on each anniversary of the date hereof, and the Bonus Amount for each of XSI's fiscal years during the term hereof shall increase, in each case by the greater of (x) five (5%) or (y) the increase over the previous twelve (12) months in the all-cities Consumer Price Index as published by the United States Bureau of Labor Statistics.

     (b) Reimbursement of Expenses and Administrative Support. XSI shall pay or reimburse Executive for all reasonable travel, relocation (if applicable) and other expenses incurred by Executive in performing his obligations under this Agreement. XSI further agrees to furnish Executive with office space and administrative support, and any other assistance and accommodations as shall be reasonably required by Executive in the performance of his duties under this Agreement. In addition, XSI agrees to pay to Executive an automobile allowance of $1,500.00 monthly and to pay or reimburse Executive for all gasoline, insurance, parking, maintenance and similar expenses (collectively, the "Car Allowance") during the term of this Agreement.

     (c) Stock Options. The parties acknowledge that Executive has been granted and may in the future be granted options to purchase stock of XSI pursuant to certain of XSI's incentive stock option plans (the "ISO Plans") and pursuant to certain other such options which may be granted at the discretion of the Board of Directors of XSI.

     (d) Vacation. Executive shall be entitled to four (4) weeks paid vacation in each calendar year.

     (e) Deductions. All payments made under this Agreement shall be subject to such deductions at the source as from time to time may be required to be made pursuant to any law, regulation or order.

     4.  PARTICIPATION IN BENEFIT PLANS.

     (a) Participation. In addition to the payments provided in Paragraphs 3 and 5 hereof, Executive will participate, for the term of this Agreement and during the Severance Period (as defined herein), in all XSI benefit programs, including but not limited to group hospitalization, health, dental care, death benefit plan, or other present or future group employee benefit plans or programs of XSI for which key executives are or shall become eligible, on the same terms as other key executives of XSI.

     (b) Incapacity. In the event that Executive shall, by reasons of illness or mental or physical disability or incapacity, be unable to perform the duties and responsibilities required to be performed by him on behalf of XSI, the Base Salary

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payments as specified in Paragraph 3(a) herein shall continue for a period of one hundred eighty (180) days, then such payments shall be suspended. Such payments shall be resumed upon the assumption by Executive of his activities on behalf of XSI as called for herein.

     5.  PAYMENTS TO EXECUTIVE UPON TERMINATION OF AGREEMENT.

     (a) Termination. Upon the occurrence of an Event of Termination during the term of this Agreement, the provisions of this Paragraph 5 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or
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more of the following:

     (i) The termination by XSI of this Agreement for any reason (including, but not limited to, XSI's election not to renew this Agreement pursuant to Paragraph 2(a) hereof) other than "cause" (as defined in Paragraph 6 herein); or

     (ii) Executive's termination of this Agreement, pursuant to:

     A. Material change by XSI of the Executive's responsibilities or assignments, which change would cause Executive's responsibilities or assignments to become of less responsibility or importance from the assignments and responsibilities described in Paragraph 2 above, and any such material change shall be deemed a continuing breach of this Agreement; or Agreement by XSI.

     B.  Any other breach of this Agreement by XSI.

     Upon the occurrence of any event described in clauses A or B above, Executive shall have the right to elect to terminate this Agreement, upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, three (3) calendar months after the event giving rise to said right to elect.

     (b) Continuation of Benefits. Upon the occurrence of an Event of Termination, in addition to any amounts payable pursuant to Section 3 hereof, XSI shall pay semi-monthly to Executive the compensation described in Paragraph 3 herein, including the Base Salary and one twenty-fourth (1/24) of the annual bonus last paid to Executive. Such payments shall commence on the first day of the month following the date of termination hereof and shall continue for the remaining term of this Agreement or twenty-four (24) months, whichever is greater (the "Severance Period"). During the Severance Period, Executive shall continue to receive all other benefits to which Executive was entitled under Paragraphs 3 and 4 hereof.

     (c) Offset. If Executive becomes employed other than with XSI, after an Event of Termination, but prior to the date at which the continued Base Salary, Bonus and other payments would have expired, any salary received by Executive as a result of

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such employment will be subtracted from any payments due Executive from XSI under Paragraph 5(b) hereunder.

     6.  TERMINATION FOR BREACH BY EXECUTIVE.

     (a) Conditions for Termination. Executive shall be considered in breach of this Agreement, and the Agreement subject to termination by XSI, in the following events:

     (i) Willful disobedience of lawful instructions of the Board of Directors of XSI by Executive which continues after being afforded a reasonable opportunity to cure such disobedience; or

     (ii) The commission of a felony by Executive; or

     (iii) Gross negligence by Executive in carrying out his duties on behalf of XSI.

     (b) Notice. In the event XSI elects to terminate this Agreement pursuant to Paragraph 6(a), XSI shall give a thirty (30) day written notice of termination to Executive setting out, in detail, the reasons for termination. Upon the expiration of such thirty (30) day notice period this Agreement shall be wholly terminated subject to the payment to Executive of any remuneration or other amounts owing pursuant hereto.

     7. EFFECT OF PRIOR AGREEMENTS. This Agreement contains the full and complete understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement between XSI or any predecessor of XSI and Executive (including but not limited to the Original Agreement), except that (i) this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided in this Agreement and (ii) XSI and Executive agree to take such actions as may be necessary to effectuate the resolutions of the Board of Directors of XSI dated on or about April 30, 1997 with respect to the "Second Tranche" of non-qualified stock options previously issued to Executive, the payment of bonuses, the issuance of options and other matters.

     8. BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of Executive and XSI and their respective permitted successors and assigns. Notwithstanding any provision herein to the contrary, in the event of a Sale (whether by an asset acquisition, merger, consolidation, stock acquisition or similar transaction), this Agreement may be assigned by XSI or assumed by a purchaser of XSI or XSI's assets.

     9.  MODIFICATION AND WAIVER.

     (a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

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     (b) Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     10. GOVERNING LAW. This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said state.

     11.  OWNERSHIP.

     (a) Treatment of Improvements. Executive hereby covenants and agrees that, during the continuance of his employment hereunder, all rights, title and interest in and to any intellectual or industrial property, including without limitation, all works, ideas, processes, systems, and improvements to XSI's operations (hereinafter, collectively, the "Improvements"), that are created or suggested by Executive in connection with his duties at XSI, and each of them, together with all patents and trademarks therein, if any, shall be and remain the exclusive property of XSI and of XSI's assignees and successors.

     (b) Full Disclosure. Executive hereby Covenants and agrees to fully disclose all such Improvements, as and when such are created and shall promptly upon XSI's request, and without further consideration other than that provided for herein, but at no expense to Executive, to make all such applications, execute all such papers, and do all such things as may be necessary or desirable so that the ownership of such Improvements shall vest in XSI and so that XSI may obtain, own and exploit, for its own benefit and in all respects, such Improvements.

     12.  CONFIDENTIAL INFORMATION.

     (a) Use of Information. Executive shall not, either during the term of this Agreement or at any time thereafter, disclose the private affairs of XSI or any confidential information of XSI (including but not limited to customer lists, market research, business plans and projections, trade secrets and the like) to any person other than the officers and directors of XSI, or for XSI's purposes, and shall not use for his own purposes or for any purpose other than those of XSI any such confidential information which he may acquire in relation to the business and affairs of XSI.

     (b) Return of Information. Upon termination of this Agreement, all documents, records, notebooks and similar repositories of XSI information, including

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copies thereof, then in Executive's possession, whether prepaid by him or others, will be left with XSI.

     13.  NON-COMPETITION.

     (a) Non-Solicitation. Executive shall not, without the written permission of XSI, during the term of this Agreement and until the passing of the Severance Period, within the United States, solicit or hire the services of any employee of XSI for Executive's own purposes or for any other person or persons, partnership, firm, association, syndicate, company or corporation engaged in or concerned with or interested in a similar or competitive business as that conducted by XSI or any other business now or at any time during the term of this Agreement carried on by XSI (a "Competitive Business"). Executive also shall not, without the written permission of XSI, during the term of this Agreement or until the passing of the Severance Period engage in any such Competitive Business on his own account or become interested therein, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, lender, trustee or in any relation or capacity whatsoever. Executive also shall not, without the written permission of XSI, during the term of this Agreement or within such Severance Period solicit any customer of XSI that was a customer of XSI during the term of this Agreement, it being understood and agreed that each of the above combinations of time and area shall be severable.

     (b) Severability. XSI and Executive agree that if a court of competent jurisdiction shall limit, restrict or otherwise change the geographical area or time period referred to in Paragraph 13(a) hereof, that the limited, restricted or changed geographical area or time period determined by the said court shall, for the purposes of the said paragraph, be deemed to be the geographical area and/or time period referred to in the said paragraph as if they were the original geographical area and time period set out herein.

     (c) Voidability. Notwithstanding the provisions of Paragraph 13(a) herein, the provisions of said Paragraph 13(a) shall be considered voided upon a termination of this Agreement pursuant to the provisions of Paragraph 5(a) except when such Event of Termination is caused by notice not to renew this Agreement as provided in Paragraph 2(a) herein. In this latter case the provisions of Paragraph 13(a) shall apply.

     14. MUTUAL RELEASE. At the end of the Severance Period, upon receipt by Executive of all payments required by Paragraph 5(b) herein, the parties hereto will be deemed to have mutually irrevocably and unconditionally released all claims, promises, debts, causes of action or similar rights of any type or nature that either party has or had which in any way relate to or arise from this Agreement. The parties hereto further agree, upon and after the effectiveness of such releases, not to criticize, denigrate or otherwise disparage any other person or entity described in this Agreement.

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     IN WITNESS WHEREOF, XSI has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.

                            XPEDITE SYSTEMS, INC.


                         By: /s/ Robert Vaters
                             ---------------------------------------

                             /s/ Roy B. Andersen, Jr.
                             ---------------------------------------
                             Roy B. Andersen, Jr.

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